EXHIBIT (m)(7)(a)

                                  FORWARD FUNDS

                          DISTRIBUTION AND SERVICE PLAN
                      FOR A CLASS SHARES AND C CLASS SHARES
                                       OF
                                 ACCESSOR SERIES

         Forward Funds (the "Trust") is an open-end management investment company registered as such under the Investment Company Act of 1940 (the "Act"). This Plan refers to the A Class ("A Class Shares") and C Class ("C Class Shares") shares of the portfolios of the Trust in the Accessor series identified in Appendix A hereto (each a "Fund" and collectively, the "Funds"). Appendix A may be amended from time to time as provided herein.

         Section 1. This Plan authorizes the Trust to pay to one or more persons or entities (which may but need not be affiliated with the Trust or any of its investment advisors or other service providers and which may include the Funds' Distributor), pursuant to agreements executed on behalf of the Trust, fees
("Fees") for services rendered and expenses borne in connection with the provision of shareholder services or distribution services with respect to the A Class and C Class Shares of the Accessor series of the Trust. On an annual basis, the aggregate amount of Fees with respect to each Fund paid under this Plan shall not exceed, on an annual basis, 0.35% of the Fund's average daily net assets attributable to its A Class Shares and 1.00% of the Fund's average daily net assets attributable to its C Class Shares.

         The service fee ("Service Fee") paid pursuant to this Distribution and Service Plan shall be up to an annual rate of 0.10% and 0.25% of a Fund's average daily net assets attributable to A Class Shares and C Class Shares, respectively. All Service Fees paid under this Section 1 are intended to qualify as "service fees" as defined in Financial Industry Regulatory Authority (FINRA) Rule 2830 ("Rule"), as such Rule may be in effect from time to time.

         The distribution fee ("Distribution Fee") paid pursuant to this Distribution and Service Plan shall be up to an annual rate of 0.25% or 0.75% of a Fund's average daily net assets attributable to A Class Shares and C Class Shares, respectively. All Distribution Fees paid under this Section 1 are intended to qualify as "asset-based sales charges" as defined in the Rule.

         Any expense payable hereunder may be carried forward for reimbursement for up to twelve months beyond the date in which it is incurred, subject always to the limit that not more than 0.35% or 1.00% on an annual basis of the average daily net assets of the Fund attributable to A Class Shares and C Class Shares, respectively. A Class Shares and C Class Shares shall incur no interest or carrying charges for expenses carried forward. In

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the event  that this  Distribution  and  Service  Plan is  terminated  as herein provided, A Class Shares and C Class Shares shall have no liability for expenses that were not reimbursed as of the date of termination.

      Section 2. The Fees may be paid by the Trust under this Plan for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of A Class Shares and C Class Shares of the Funds and for servicing accounts of holders of A Class Shares and C Class Shares. The scope of the foregoing shall be interpreted by the Board of Trustees (the "Board"), whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the Fees may be paid for activities primarily intended to result in the sale of A Class Shares or C Class Shares of the Funds, including, but not limited to (i) compensation to, and expenses (including overhead and telephone expenses) of, underwriters, dealers, brokers, banks and other selling entities (including the Distributor) and sales and marketing personnel of any of them, for printing of prospectuses and reports for other than existing shareholders of a Fund and the preparation, production and dissemination of sales, marketing and shareholder servicing materials information of the Trust; (ii) compensating underwriters, dealers, brokers, banks and other financial institutions who aid in the processing of purchase or redemption requests for A Class Shares or C Class Shares or the processing of dividend payments with respect to A Class Shares or C Class Shares, who provide information periodically to shareholders showing their positions in a Fund's A Class Shares or C Class Shares, who forward communications from the Trust to shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of the shareholders' needs, who respond to inquiries from A Class or C Class shareholders relating to such services, or who train personnel in the provision of services; and (iii) services qualifying as a service fee under the rules of FINRA.

         Section 3.

         (a) The Distributor may pay or cause to be paid all or any portion of the Distribution Fee to service organizations as commissions, asset-based sales charges or other compensation with respect to the sale of A Class Shares or C Class Shares of the Funds, and may retain all or a portion of the Distribution Fee as compensation for the Distributor's services as principal underwriter of A Class Shares and C Class Shares of the Funds. Further, the Distributor may waive all or any portion of the Distribution Fee for any Fund, which shall be described in the Funds' Prospectus. Any such waiver may terminate at any time in the Distributor's discretion.

         (b) The Distributor may pay or cause to be paid all or any portion of the Service Fee to service organizations as service fees pursuant to agreements with such organizations for providing personal services to investors of A Class Shares or C Class Shares of the Funds and/or the maintenance of shareholder accounts. Further, the Distributor may waive all or any portion of the Service Fee for any Fund, which shall be

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described in the Fund's Prospectus. Any such waiver may terminate at any time in the Distributor's discretion.

         (c) The payment to a service organization is subject to compliance by the service organization with the terms of the Selling Agreement between the service organization and the Distributor. If a shareholder of A Class Shares or C Class Shares ceases to be a client of a service organization that has entered into a Selling Agreement with the Distributor but continues to hold A Class Shares or C Class Shares, the service organization will be entitled to receive a similar payment with respect to the services provided to such investors, except that the Distributor may determine that the service organization shall no longer be entitled to such payment if the client becomes a client of another service organization that has a Selling Agreement with the Distributor. For the purposes of determining the payments or reimbursements payable under the Distribution and Service Plan, the average daily net asset value of the Fund attributable to A Class Shares or C Class Shares shall be computed in the manner specified in the current prospectus.

         (d) The right of the Distributor to receive the Distribution Fee may be transferred by the Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from the Distributor to the Trust. In connection with the foregoing, the Funds are authorized to pay all or part of the Distribution Fee directly to such transferee as directed by the Distributor.

         Section 4. This Plan and each related agreement must be approved by a majority of the Board ("Board Approval") and by a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan or any such agreement ("Disinterested Trustee Approval"), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval. Each agreement relating to the implementation of this Plan must contain the provisions required by Rule 12b-1 under the Act.

         Section 5. The officers, investment advisor or Distributor of the Funds, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such payments were made.

         Section 6. To the extent any activity is covered by Section 2 and is also an activity which the Trust may pay for on behalf of a Fund without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict the Trust from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.
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         Section  7.  This  Plan  shall  not take  effect  with  respect  to the respective class of any Fund until it has been approved by a vote of at least a majority of the outstanding A Class or C Class voting securities of the Fund, unless this Plan is adopted prior to any public offering of the A Class or C Class voting securities of that Fund or the sale of such securities to persons who are not affiliated persons of that Fund, affiliated persons of such persons, promoters of that Fund or affiliated persons of such promoters. This Plan shall be deemed to have been effectively approved with respect to the respective class of any Fund if a majority of the outstanding A Class or C Class voting securities of that Fund votes for the approval of the Plan.

         Section 8. This Plan may not be amended in any material respect (including any amendment to add a Fund to Appendix A) without Board Approval and Disinterested Trustee Approval and may not be amended to increase materially the amount to be spent for distribution hereunder without such approvals and further approval by a vote of at least a majority of the outstanding A Class Shares or C Class Shares of the Funds, as applicable.

         Section 9. This Plan may continue in effect for longer than one year after its initial implementation only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval, cast in person at a meeting called for the purpose of voting on this Plan.

         Section 10. This Plan may be terminated at any time by a vote of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreement related to the implementation of the Plan, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the outstanding A Class Shares or C Class Shares, as applicable, of the Funds.

         Section 11. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

         Section 12. As used in this Plan, the terms "interested person" and "related agreement" shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission ("SEC") thereunder and the term "vote of a majority of the outstanding A Class Shares or C Class Shares" of the Trust shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the SEC.

Date:  September 1, 2008


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                                   APPENDIX A

                      To the Distribution and Service Plan
                      For A Class Shares and C Class Shares
                                       Of
                                 Accessor Series

                                September 1, 2008


Accessor Growth Fund
Accessor Value Fund
Accessor Small to Mid Cap Fund
Accessor International Equity Fund
Accessor Intermediate Fixed-Income Fund
Accessor Short-Intermediate  Fixed-Income Fund
Accessor Mortgage Securities Fund
Accessor High Yield Bond Fund
Accessor U.S. Government Money Fund
Accessor Income Allocation Fund
Accessor Income and Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Growth and Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Aggressive Growth Allocation Fund